                                                                       EXHIBIT 2


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                           CLARK/BARDES HOLDINGS, INC.




                   -------------------------------------------


                         COMMON STOCK PURCHASE AGREEMENT

                   -------------------------------------------






                            DATED AS OF JUNE 7, 1999










                        1,000,000 SHARES OF COMMON STOCK


================================================================================

                                TABLE OF CONTENTS


1.       PURCHASE AND SALE OF COMMON STOCK ....................................................................1
         1.01.    Authorization of Common Stock................................................................1
         1.02.    Purchase Price and Closing...................................................................1
         1.03.    Use of Proceeds..............................................................................2

2.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................................2
         2.01.    Organization. Standing and Power.............................................................2
         2.02.    Authority: Enforceability: No Conflict.......................................................2
         2.03.    Capitalization...............................................................................3
         2.04.    Status of Shares.............................................................................3
         2.05.    Financial Statements ........................................................................4
         2.06.    Liabilities..................................................................................4
         2.07.    Actions Pending..............................................................................4
         2.08.    Compliance with Law..........................................................................4
         2.09.    No Material Adverse Change...................................................................5
         2.10.    Certain Fees.................................................................................5
         2.11.    Disclosure...................................................................................5
         2.12.    Securities Act of 1933.......................................................................5
         2.13.    Governmental Approvals.......................................................................5
         2.14.    Absence of Certain Developments..............................................................6
         2.15.    Commission Reports...........................................................................6

3.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.......................................................7
         3.01.    Organization and Standing of the Purchaser...................................................7
         3.02.    Authority: Enforceability: No Conflict.......................................................7
         3.03.    Acquisition for Investment...................................................................7
         3.04.    Financing....................................................................................7

4.       CONDITIONS TO CLOSING.................................................................................8
         4.01.    Conditions to Purchaser's Obligations to Closing.............................................8
         4.02.    Conditions to Company's Obligations to Closing...............................................9

5.       DEFINITIONS...........................................................................................10

6.       INDEMNIFICATION.......................................................................................12
         6.01.    General Indemnity............................................................................12
         6.02.    Indemnification Procedure....................................................................12
         6.03.    Indemnification Determinations...............................................................13
         6.04.    Indemnification Limitations..................................................................13

7.       MISCELLANEOUS.........................................................................................13
         7.01     No Waiver; Cumulative Remedies...............................................................13
         7.02     Amendments, Waivers and Consents.............................................................13
         7.03     Notices......................................................................................14

         7.04     Costs, Expenses and Taxes....................................................................15
         7.05     Binding Effect; Assignment...................................................................15
         7.06     Survival of Representations and Warranties...................................................15
         7.07     Prior Agreements.............................................................................15
         7.08     Severability.................................................................................15
         7.09     Governing Law................................................................................16
         7.10     Headings.....................................................................................16
         7.11     Counterparts.................................................................................16
         7.12     Further Assurances...........................................................................16
         7.13     Closing Condition Waivers....................................................................16
         7.14     Specific Enforcement.........................................................................16

EXHIBITS

Exhibit A-1       Form of Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
Exhibit A-2       Form of Opinion of Keith Staudt
Exhibit B         Form of Registration Rights Agreement
Exhibit C         Form of Director Designation Agreement
Exhibit D         Form of Amendment No. 1 to Rights Agreement

                           CLARK/BARDES HOLDINGS, INC.
                             2121 San Jacinto Street
                                   Suite 2200
                               Dallas, Texas 75201



                                                        Dated as of June 7, 1999


Conning Insurance Capital Limited Partnership V, L.P.
c/o Conning & Company
CityPlace II
185 Asylum Street
Hartford, Connecticut  06103



         CLARK/BARDES HOLDINGS, INC., a Delaware corporation (the "Company"), hereby agrees with you as follows:

1.       PURCHASE AND SALE OF COMMON STOCK

         1.01. Authorization of Common Stock. The Company has authorized the issuance and sale of 1,000,000 shares (the "Shares") of its authorized but unissued shares of common stock, $.01 par value (the "Common Stock"), having the rights set forth in the Certificate of Incorporation of the Company.

         1.02. Purchase Price and Closing. The Company agrees to issue and sell to Conning Insurance Capital Limited Partnership V, L.P., a Delaware limited partnership (the "Purchaser") and, in consideration of and in express reliance upon the representations, warranties, terms and conditions of this Agreement, the Purchaser agrees to purchase the Shares, at a purchase price of $17.00 per share, for an aggregate purchase price of $17,000,000. Subject to the terms and conditions contained herein, the closing of the purchase and sale of the Shares to be acquired by the Purchaser from the Company under this Agreement (the "Closing") shall take place at 10:00 a.m. on the earlier of (a) June 30, 1999 and (b) the date that is five (5) days after all of the Required Consents have been obtained, or at such other time and date as the Purchaser and the Company may agree (the "Closing Date") at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., 225 Asylum Street, Hartford, Connecticut 06103. At the Closing, the Company will deliver to the Purchaser certificates evidencing the Shares to be purchased by the Purchaser hereunder, against delivery of a transfer of funds to the account of the Company by wire transfer, representing the aggregate of the purchase price to be paid for the Shares.

         1.03. Use of Proceeds. The Company shall use the cash proceeds from the sale of the Shares for general corporate purposes including, without limitation, working capital and the financing of acquisitions.

2.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Purchaser as follows:

         2.01. Organization, Standing and Power. Each of the Company and the Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company and the Subsidiary has all requisite power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted and is duly qualified to do business and is in good standing in those foreign jurisdictions in which such qualification is required except in those jurisdictions where the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except for the Company's ownership of all of the outstanding stock of the Subsidiary, neither the Company nor the Subsidiary owns any capital stock or other equity ownership interest in any Person.

         2.02. Authority; Enforceability; No Conflict. The Company has all requisite corporate power and authority to enter into this Agreement and each Related Agreement, to issue and sell the Shares and to carry out its obligations hereunder and under each Related Agreement. The execution, delivery and performance of this Agreement and each Related Agreement and the issuance and sale of the Shares by the Company have been duly and validly authorized by all requisite corporate proceedings on the part of the Company. This Agreement and each Related Agreement, when executed and delivered by the Company, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, conservatorship, receivership or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement and each Related Agreement does not, and the consummation by the Company of the transactions contemplated hereby and thereby will not, result in or constitute:
(a) a default, breach or violation of or under the articles or certificate of incorporation, bylaws or other organizational documents of the Company or the Subsidiary, (b) a default, breach or violation of or under any mortgage, deed of trust, indenture, note, bond, license, lease agreement or other instrument or obligation to which the Company or the Subsidiary is a party or by which any of their respective properties or assets are bound, except for any violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) a violation of any statute, rule, regulation, order, judgment or decree of any court, public body or authority by which the Company or the Subsidiary or any of their respective properties or assets are bound, except for any violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) an event which (with notice or lapse of time or both) would permit any Person to terminate, accelerate the performance required by, or accelerate the maturity of any material indebtedness or obligation of the Company or the Subsidiary under any agreement or commitment to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary is bound or by which any of their respective properties or assets are bound, (e) the creation or imposition of any lien, charge or encumbrance on any material property of the Company or the Subsidiary under any agreement or commitment to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary is bound or by which any of their respective properties or assets are bound, (f) an event which would require any consent under any agreement to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary is bound or by which any of their respective properties or assets are bound, except where the failure to obtain such consent could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (g) after giving effect to the Rights Amendment, an event that would entitle any Person to exercise its rights under any "Right" (as such term is defined under the Rights Agreement) or an event that would otherwise entitle any Person to receive any securities in respect of such Person's ownership of Common Stock at such time pursuant to the terms and conditions of the Rights Agreement or any other agreement or instrument to which the Company or the Subsidiary is a party or by which any of their respective properties or assets are bound.

         2.03. Capitalization. The authorized capital stock of the Company consists of (a) 20,000,000 shares of Common Stock, of which 8,611,249 shares have been issued and are outstanding as of May 24, 1999 and (b) 1,000,000 shares of Preferred Stock, $.01 par value, of which no shares are outstanding. All of the outstanding shares of capital stock of the Subsidiary are owned by the Company. All of the outstanding shares of capital stock of each of the Company and the Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 2.03(a), there are no outstanding preemptive, conversion or other rights, options, warrants, "phantom" stock rights, stock appreciation rights or agreements granted or issued by or binding upon the Company or the Subsidiary for the purchase or acquisition of any shares of capital stock of the Company or the Subsidiary or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of such capital stock. Neither the Company nor the Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any convertible securities, rights or options of the type described in the preceding sentence. Except as set forth on Schedule 2.03(b) and except as provided in this Agreement or in any of the Related Agreements, (i) neither the Company nor the Subsidiary is a party to any agreement granting registration rights to any person with respect to any of its equity or debt securities and (ii) neither the Company nor the Subsidiary is a party to, or has knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company or the Subsidiary. The offer and sale of all capital stock, convertible securities, rights or options of each of the Company and the Subsidiary issued on or prior to the Closing Date complied with or was exempt from all applicable federal and state securities laws and no stockholder has a right of rescission or damages with respect thereto.

         2.04. Status of Shares. When issued and paid for as provided in this Agreement, the Shares will be validly issued and outstanding, fully paid and nonassessable, and the issuance of such Shares is not and will not be subject to preemptive or other similar contractual rights of any other stockholder of the Company. Upon issuance, the Purchaser shall be entitled to one "Right" (as such term is defined in the Rights Agreement) per Share in accordance with the Rights Agreement and such Rights shall not be revocable in a manner that would discriminate against the Purchaser as a shareholder of the Company; provided, however, that if the Purchaser becomes an "Acquiring Person" (as defined in the Rights Agreement) the Purchaser will not be entitled to exercise such Rights with respect to the Shares in accordance with the Rights Agreement.

         2.05. Financial Statements. As set forth on Schedule 2.05, the consolidated balance sheet of the Company and the Subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of operations, cash flows and stockholders' equity (deficit) of the Company and the Subsidiary for the years then ended, together with the opinion thereon of Ernst & Young L.L.P., independent certified public accountants, and the interim consolidated balance sheet of the Company and the Subsidiary as at March 31, 1999, and the related consolidated statements of operations, cash flows and stockholders' equity (deficit) of the Company and the Subsidiary for the three-month period then ended, fairly present, in all material respects, the financial condition of the Company and the Subsidiary at such dates and the results of the operations of the Company and the Subsidiary for the periods covered by such statements, all in accordance with GAAP consistently applied, except, in the case of the interim financial statements, the absence of footnote disclosures.

         2.06. Liabilities. Except as set forth on the March 31, 1999 balance sheet attached as Schedule 2.05, except for accounts payable and commissions and fees payable incurred in the ordinary course of business since March 31, 1999 and except as set forth on Schedule 2.06, neither the Company nor the Subsidiary has incurred any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) in excess of $50,000 that would be required to be disclosed on a consolidated balance sheet of the Company and the Subsidiary (including the notes thereto) in conformity with GAAP.

         2.07. Actions Pending. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or the Subsidiary which questions the validity of this Agreement or any of the Related Agreements or any action taken or to be taken pursuant hereto or thereto. Except as set forth on Schedule 2.07, there is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened, against or involving the Company or the Subsidiary or any of their respective properties or assets. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or the Subsidiary.

         2.08. Compliance with Law. The business of each of the Company and the Subsidiary has been and is presently being conducted so as to comply in all material respects with all applicable federal, state, and local governmental laws, rules, regulations and ordinances. Each of the Company and the Subsidiary has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it including, without limitation, all licenses from the insurance departments of the various states in which insurance agency business is now being conducted, except for any failure to have such franchises, permits, licenses, consents and authorizations and approvals which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         2.09. No Material Adverse Change. Since March 31, 1999, (a) there has been no material adverse change in the business, assets, operations, prospects or financial condition of the Company or the Subsidiary; and (b) neither the business, financial condition, operation or prospects of the Company or the Subsidiary nor any of their respective properties or assets have been adversely affected in any material respect as the result of any legislative or regulatory change, any revocation or change in any franchise, permit, license or right to do business, or any other event or occurrence, whether or not insured against.

         2.10. Certain Fees. No broker's, finder's or financial advisory fees or commissions will be payable by the Company or the Subsidiary with respect to the transactions contemplated by this Agreement and the Related Agreements.

         2.11. Disclosure. Neither this Agreement or the Schedules hereto, any of the Related Agreements, nor any certificate or instrument furnished to the Purchaser by or on behalf of the Company or the Subsidiary in connection with the transactions contemplated by this Agreement or any of the Related Agreements, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

         2.12. Securities Act of 1933. The Company has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Shares hereunder. Neither the Company nor anyone acting on its behalf has or will sell, offer to sell or solicit offers to buy the Shares, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any Person, so as to bring the issuance and sale of the Shares under the registration provisions of the Securities Act and applicable state securities laws.

         2.13. Governmental Approvals. Except for (a) the filing of the Notification and Report Form to be filed with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (b) the filing of any notice prior or subsequent to the Closing that may be required under applicable state insurance laws and (c) the filing of any notice prior or subsequent to the Closing that may be required under applicable state and/or federal securities laws (which, if required, shall be filed on a timely basis) (collectively, the "Required Consents"), no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the execution and delivery by the Company of this Agreement, for the offer, issue, sale, execution or delivery of the Shares, or for the performance by the Company of its obligations under this Agreement and each Related Agreement (other than the filings with the Commission, the National Association of Securities Dealers, Inc. and various state securities departments required in connection with a registration of Shares in accordance with the terms of the Registration Rights Agreement).

         2.14. Absence of Certain Developments. Except as provided in Schedule 2.14, since March 31, 1999, neither the Company nor the Subsidiary has:

                  (a) committed to issue or issued any stock, bonds or other securities or any rights, options, warrants, "phantom" stock rights or stock appreciation rights with respect thereto;

                  (b) borrowed any amount or incurred or become subject to any liabilities (absolute or contingent) except current liabilities incurred in the ordinary course of business;

                  (c) discharged or satisfied any material obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business;

                  (d) declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock;

                  (e) sold, assigned or transferred any material assets, or canceled any debts or claims, except in the ordinary course of business;

                  (f) acquired or committed to acquire any business;

                  (g) suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business; or

                  (h) experienced any problems with labor or management in connection with the terms and conditions of their employment.

         2.15. Commission Reports. All registration statements, reports, proxy statements and other materials filed by the Company with the Commission were filed within the applicable required time periods (or any extensions related thereto), complied in all material respects with applicable requirements of the Securities Act and the Exchange Act and the applicable rules and regulations of the Commission promulgated thereunder, and at the time filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. For the year ended December 31, 1998, the Company has furnished the Purchaser with complete and accurate copies of its annual report on Form 10-K, all other reports or documents required to be filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act and its annual report to its stockholders. The Company has made all filings with the Commission which it is required to make and has not received any request from the Commission to file any amendment or supplement to any of the reports described in the preceding sentence.

3.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser hereby represents and warrants to the Company as follows:

         3.01. Organization and Standing of the Purchaser. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

         3.02. Authority; Enforceability; No Conflict. The Purchaser has all requisite power and authority to enter into this Agreement and each Related Agreement and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of each of this Agreement and each Related Agreement by the Purchaser have been duly and validly authorized by all requisite proceedings on the part of the Purchaser. Each of this Agreement and each Related Agreement when executed and delivered by the Purchaser is a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, conservatorship, receivership or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of each of this Agreement and each Related Agreement by the Purchaser does not, and consummation by the Purchaser of the transactions contemplated hereby will not, result in or constitute (a) a default, breach or violation of or under the organizational documents of the Purchaser, (b) a default, breach or violation of or under any mortgage, deed of trust, indenture, note, bond, license, lease agreement or other instrument or obligation to which the Purchaser is a party or by which any of its properties or assets are bound, except for any defaults, breaches or violations which would not, individually or in the aggregate, have a material adverse effect on the Purchaser or prevent or materially delay the consummation by the Purchaser of the transactions contemplated hereby, or (c) a violation of any statute, rule, regulation, order, judgment or decree of any court, public body or authority, except for any violations which would not, individually or in the aggregate, have a material adverse effect on the Purchaser or prevent or materially delay the consummation by the Purchaser of the transactions contemplated hereby.

         3.03. Acquisition for Investment. The Purchaser is an "accredited investor" as defined in Regulation D under the Securities Act, and is acquiring the Shares solely for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and it has no present intention or plan to effect any distribution of the Shares. The Purchaser acknowledges that it is able to bear the financial risks associated with an investment in the Shares and that it has been given full access to such records of the Company and to the officers of the Company as it has deemed necessary and appropriate to conducting its due diligence investigation.

         3.04. Financing. The Purchaser has sufficient funds and will have sufficient funds at all times through the Closing to consummate the transactions contemplated hereby. The Purchaser will not be rendered insolvent by reason of its investments in the Company nor will it be left with unreasonably small capital for purposes of operating its businesses.

4.       CONDITIONS TO CLOSING

         4.01. Conditions to Purchaser's Obligations to Closing. The obligation of the Purchaser to purchase and pay for the Shares to be purchased by it at the Closing is subject to the following conditions:

                  (a) Representations and Warranties. Each of the representations and warranties set forth in Section 2 hereof shall be true, accurate and correct at the Closing Date with the same effect as though made at and as of such time.

                  (b) Secretary's Certificate. The Purchaser shall have received a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, (a) attesting to corporate action taken by the Company, including resolutions of the Board of Directors authorizing (i) the execution, delivery and performance by the Company of this Agreement and each Related Agreement and (ii) the issuance of the Shares, (b) certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and each Related Agreement and the other documents, instruments or certificates to be delivered pursuant hereto and thereto, together with the true signatures of such officers, and (c) verifying that the Certificate of Incorporation of the Company and the Bylaws of the Company (as attached thereto) are true, correct and complete as of the Closing Date.

                  (c) Officer's Certificate. The Purchaser shall have received a certificate of an executive officer of the Company, dated the Closing Date, which shall certify that the representations and warranties contained in Section 2 hereof are true, correct and complete as of the Closing Date and that all conditions required to be performed prior to or at the Closing have been performed as of the Closing Date.

                  (d) Consents, Licenses, Approvals, etc. The Purchaser shall have received certified true copies of all the Required Consents and all consents and approvals required under the Rights Agreement so that no Person shall be entitled to receive any securities in respect of such Person's ownership of Common Stock pursuant to the terms and conditions of the Rights Agreement as a result of the transactions contemplated by this Agreement or any Related Agreement and such consents, licenses and approvals shall be in full force and effect and be reasonably satisfactory in form and substance to the Purchaser. The Purchaser shall have received evidence that all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated.

                  (e) Good Standing Certificates. The Purchaser shall have received a certificate of the appropriate public official in the jurisdiction of incorporation of the Company as to the due incorporation and good standing of the Company, together with a certified copy of the Certificate of Incorporation of the Company, each dated within ten business days of the Closing Date.

                  (f) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or the Subsidiary, or any of the officers or directors of the Company or the Subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement and each Related Agreement, or seeking damages in connection with such transactions.

                  (g) Legal Opinions. The Purchaser shall have received a legal opinion from Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to the Company, and Keith Staudt, Senior Vice President and General Counsel of the Company, each dated the Closing Date, as to the matters set forth in the forms of opinion attached hereto as Exhibit A-1 and Exhibit A-2, respectively, and such other matters as the Purchaser may reasonably request.

                  (h) Registration Rights Agreement. The Purchaser and the Company shall have entered into a Registration Rights Agreement (as amended from time to time, the "Registration Rights Agreement"), substantially in the form of Exhibit B.

                  (i) Designation Agreement. The Purchaser and the Company shall have entered into a Director Designation Agreement (as amended from time to time, the "Designation Agreement"), substantially in the form of Exhibit C.

                  (j) Rights Amendment. The Company and The Bank of New York shall have entered into the Amendment No. 1 to Rights Agreement (the "Rights Amendment"), substantially in the form of Exhibit D.

                  (k) Board of Directors. Steven F. Piaker shall have been appointed to the Board of Directors of the Company on the Closing Date.

                  (l) Expenses. All fees and disbursements required to be paid pursuant to Section 7.04 hereof shall have been paid in full.

                  (m) Compliance with this Agreement and Related Agreements. The Company shall have performed, satisfied and complied in all material respects with all agreements and conditions required by this Agreement and each Related Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing.

                  (n) Proceedings Satisfactory. All proceedings taken in connection with the issuance and sale of the Shares and all documents and papers relating thereto shall be reasonably satisfactory in form and substance to the Purchaser. The Purchaser shall have received copies of such documents and papers as it may reasonably request in connection with this Agreement and each Related Agreement.

         4.02. Conditions to Company's Obligations to Closing. The obligation of the Company to issue and sell the Shares to the Purchaser at the Closing is subject to the following conditions:

                  (a) Representations and Warranties. Each of the representations and warranties set forth in Section 3 hereof shall be true, accurate and correct at the Closing Date with the same effect as though made at and as of such time.

                    (b) Consents, Licenses, Approvals, etc. The Company shall have received evidence that all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated.

                    (c) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Purchaser seeking to restrain, prevent or change the transactions contemplated by this Agreement and each Related Agreement, or seeking damages in connection with such transactions.

                    (d) Compliance with this Agreement and Related Agreements. The Purchaser shall have performed, satisfied and complied in all material respects with all agreements and conditions required by this Agreement and each Related Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Closing.

                    (e) Proceedings Satisfactory. All proceedings taken in connection with the purchase of the Shares by the Purchaser and all documents and papers relating thereto shall be reasonably satisfactory in form and substance to the Company. The Company shall have received copies of such documents and papers as it may reasonably request in connection with this Agreement and each Related Agreement.

                    (f) Officer's Certificate. The Company shall have received a certificate of an executive officer of the Purchaser, dated the Closing Date, which shall certify that the representations and warranties contained in Section 3 hereof are true, correct and complete as of the Closing Date and that all conditions required to be performed prior to or at the Closing have been performed as of the Closing Date.

5.       DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings:

         "Agreement" means this Common Stock Purchase Agreement, including all amendments, modifications and supplements thereto.

         "Closing" shall have the meaning assigned to such term in Section 1.02.

         "Closing Date" shall have the meaning assigned to such term in Section 1.02.

         "Commission" means the Securities and Exchange Commission.

         "Common Stock" shall have the meaning assigned to such term in Section 1.01.

         "Company" shall have the meaning assigned to such term in the introductory sentence hereof.

         "Designation Agreement" shall have the meaning assigned to such term in
Section 4.01(i).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "GAAP" means generally accepted accounting principles in the United States of America, as in effect on the date hereof

         "indemnified party" shall have the meaning assigned to such term in
Section 6.02.

         "Material Adverse Effect" means any material adverse effect on (a) the business, assets, operations, prospects or financial condition of the Company or the Subsidiary, (b) the ability of the Company to perform its obligations under this Agreement or any Related Agreement or (c) the binding nature, validity or enforceability of this Agreement or any Related Agreement.

         "Person" means an individual, corporation, partnership, joint venture, trust, university, or unincorporated organization, or a government or any agency or political subdivision thereof.

         "Purchaser" shall have the meaning assigned to such term in Section
1.02.

         "Registration Rights Agreement" shall have the meaning assigned to such term in Section 4.01(h).

         "Related Agreements" means the Registration Rights Agreement, the Designation Agreement and the Rights Amendment.

         "Required Consents" shall have the meaning assigned to such term in
Section 2.13.

         "Rights Agreement" means that certain Rights Agreement, dated as of July 10, 1998, by and between the Company and The Bank of New York, as amended by the Rights Amendment.

         "Rights Amendment" shall have the meaning assigned to such term in
Section 4.01(j).

         "Securities Act" means the Securities Act of 1933, as amended.

         "Shares" shall have the meaning assigned to such term in Section 1.01.

         "Subsidiary" means Clark/Bardes Inc., a Delaware corporation.

6.       INDEMNIFICATION

         6.01. General Indemnity. The Company agrees to indemnify and save harmless the Purchaser and its directors, officers, affiliates, successors and assigns from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys' fees, charges and disbursements) incurred by the Purchaser as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Company in this Agreement and in each Related Agreement. The Purchaser agrees to indemnify and save harmless the Company and its directors, officers, affiliates, successors and assigns from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys' fees, charges and disbursements) incurred by the Company or the Subsidiary as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Purchaser herein.

         6.02. Indemnification Procedure. Any party entitled to indemnification under this Section 6 (an "indemnified party") will give written notice to the indemnifying party of any claim with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to a claim for indemnification; provided that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 6 except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any action, proceeding or claim is brought against an indemnified party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of the indemnified party a conflict of interest between it and the indemnifying party may exist in respect of such action, proceeding or claim, to assume the defense thereof, with counsel reasonably satisfactory to the indemnified party. In the event that the indemnifying party advises an indemnified party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action, proceeding or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the indemnified party's costs and expenses arising out of the defense, settlement or compromise of any such action, proceeding, claim or proceeding shall be losses subject to indemnification hereunder. The indemnified party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action, proceeding or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action, proceeding or claim. The indemnifying party shall keep the indemnified party fully informed at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action, proceeding or claim, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its written consent; provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. Anything in this Section 6 to the contrary notwithstanding, the indemnifying party shall not, without the indemnified party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party, a release from all liability in respect of such claim, proceeding or action. The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar right of the indemnified party against the indemnifying party or others, and (b) any liabilities the indemnifying party may be subject to pursuant to the law.

         6.03. Indemnification Determinations. With respect to any losses (or portions thereof) contemplated by Section 6.01 which are not directly incurred by an indemnified party, but are instead indirectly incurred through a decrease in value to the Purchaser of its investment in the Company pursuant hereto, then the amount of the indemnification obligations with respect to such losses shall be equal to 10.75% of the difference, measured as of the Closing Date, between
(a) the acquisition value of the Company as an entirety absent the circumstance or condition giving rise to such losses and (b) the actual acquisition value of the Company as an entirety in light of the circumstance or condition giving rise to such losses, taking into account in such calculation customary methods of valuation of companies on an acquisition basis. Such calculation shall be based upon methods of valuation which are consistent with a valuation of the Shares at $17.00 per Share at the Closing Date (which valuation at the Closing Date did not take into account any such circumstances or conditions).

         6.04. Indemnification Limitations. Notwithstanding the foregoing, the indemnified party shall be entitled to make claims under Section 6.01 hereof only to the extent that the aggregate amount of losses arising from such claims exceeds $100,000 but does not exceed $17,000,000. Nothing contained in this
Section 6.04 shall be construed to limit the indemnification obligations of the Company afforded to any holder of Shares under the Registration Rights Agreement or afforded to any director of the Company under its organizational documents, state law or otherwise.

7.       MISCELLANEOUS

         7.01. No Waiver; Cumulative Remedies. No failure or delay on the part of any party to this Agreement or any Related Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy thereunder. The remedies therein provided are cumulative and not exclusive of any remedies provided by law.

         7.02. Amendments, Waivers and Consents. Any provision in this Agreement to the contrary notwithstanding, and except as hereinafter provided, changes in, termination or amendments of or additions to this Agreement or any Related Agreement may be made, and compliance with any provision set forth herein may be omitted or waived, if the Company shall obtain consent thereto in writing from the Purchaser. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         7.03. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed by prepaid first class mail, return receipt requested, or mailed by overnight courier prepaid to the parties at the following addresses or facsimile numbers:

        To the Company:    Clark/Bardes Holdings, Inc.
                           2121 San Jacinto Street
                           Suite 2200
                           Dallas, Texas  75201
                           Attention:  Melvin G. Todd
                           Facsimile Number:  214-871-7690

        With a copy to:    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                           1700 Pacific Avenue
                           Suite 4100
                           Dallas, Texas  75201
                           Attention: Terry Schpok, P.C.
                           Facsimile Number: 214-969-4343

        To the Purchaser:  Conning Insurance Capital Limited Partnership V, L.P.
                           c/o Conning & Company
                           CityPlace II
                           185 Asylum Street
                           Hartford, Connecticut 06103
                           Attention: Steven F. Piaker
                           Facsimile Number: 860-520-1299

        With a copy to:    LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                           Goodwin Square
                           225 Asylum Street
                           Hartford, Connecticut  06103
                           Attention:  Charles F. Vandenburgh, Esq.
                           Facsimile Number:  860-293-3555

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 7.03 be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 7.03 be deemed given upon successful transmission,
(iii) if delivered by mail in the manner described above to the address as provided in this Section 7.03 be deemed given upon the earlier of the third business day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section 7.03 be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

         7.04. Costs, Expenses and Taxes. The Company agrees to pay, regardless of whether the transactions contemplated by this Agreement or the Related Agreements are consummated in accordance herewith and therewith, in connection with the preparation, execution and delivery of this Agreement, the Related Agreements, the issuance of the Shares to be issued at the Closing and the due diligence review of the Company, the reasonable fees and out of pocket expenses incurred by LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to the Purchaser, in an aggregate amount not to exceed $75,000 and fifty percent (50%) of the fees and expenses incurred in connection with the filing of the Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. In addition, the Company shall pay any such fees and out of pocket expenses incurred by the Purchaser in connection with any amendment or waiver to this Agreement or any Related Agreement or the successful enforcement of this Agreement or any Related Agreement by the Purchaser. In addition, the Company shall pay any and all stamp, or other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement (but excluding income taxes imposed on the disposition of Shares), the issuance of the Shares and the other instruments and documents to be delivered hereunder or thereunder, and agrees to save the Purchaser harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

         7.05. Binding Effect; Assignment. Each of this Agreement and the Related Agreements shall be binding upon and inure to the benefit of each of the Company and the Purchaser and their respective heirs, successors and assigns, except that the Company shall not have the right to delegate its obligations hereunder.

         7.06. Survival of Representations and Warranties. All representations and warranties made in this Agreement, each Related Agreement, the Shares, or any other instrument or document delivered in connection herewith or therewith, shall survive the execution and delivery hereof or thereof for a period of 18 months after the date hereof; provided, however, that the representations of the Company in Sections 2.02, 2.03, 2.04 and 2.05 hereof shall continue in full force and effect indefinitely, subject, in each such instance, to the applicable statute of limitations.

         7.07. Prior Agreements. This Agreement, each Related Agreement, the terms of the Shares, the letter agreement dated May 13, 1999 addressed to the Purchaser from the Company regarding confidentiality and a lock-up period, and the other agreements executed and delivered herewith and at the Closing constitute the entire agreement between the parties and supersedes any prior understandings or agreements concerning the subject matter hereof.

         7.08. Severability. The provisions of this Agreement, each Related Agreement and the terms of the Shares are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of a provision contained in this Agreement, each Related Agreement or the terms of the Shares shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any Related Agreement or the terms of the Shares; but this Agreement and each Related Agreement and the terms of the Shares shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

         7.09. Governing Law. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

         7.10. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

         7.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         7.12. Further Assurances. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement and the Related Agreements.

         7.13. Closing Condition Waivers. At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such waiver but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or future failure.

         7.14. Specific Enforcement. The Purchaser and the Company acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement and each Related Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, each Related Agreement and to enforce specifically the terms and provisions hereof and thereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

                      CLARK/BARDES HOLDINGS, INC.


                      By:   /s/ Melvin G. Todd
                         ------------------------------------------------------
                      Name:      Melvin G. Todd
                      Title:     President and Chief Executive Officer


                      CONNING INSURANCE CAPITAL LIMITED PARTNERSHIP V, L.P.

                      By:   Conning Investment Partners V, LLC, its
                            General Partner

                      By:   Conning & Company, its Manager Member


                      By:   /s/ Steven F. Piaker
                         ------------------------------------------------------
                      Name:   Steven F. Piaker
                      Title:  Senior Vice President
























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